Exhibit 3.3

CERTIFICATE OF MERGER

OF

A. H. BELO CORPORATION

(a Delaware corporation)

WITH AND INTO

A. H. BELO TEXAS, INC.

(a Texas corporation)

Pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation, A. H. Belo Texas, Inc., a Texas corporation, does hereby certify as follows:

FIRST. That the name and jurisdiction of each of the constituent corporations in the merger are A. H. Belo Corporation, a Delaware corporation (the “Parent Corporation”), and A. H. Belo Texas, Inc., a Texas corporation (“New AHC”).

SECOND. That an Agreement and Plan of Merger, dated as of April 23, 2018 (the “Merger Agreement”), was entered into by and between the Parent Corporation and New AHC, and the Merger Agreement has been duly approved, adopted, certified, executed and acknowledged by each of the Parent Corporation and New AHC in accordance with the requirements of Section 252 of the DGCL.

THIRD. That New AHC is the surviving corporation of the merger (the “Surviving Corporation”). The Surviving Corporation is a Texas corporation. The certificate of formation of New AHC is being amended in the merger to change the name of New AHC to “A. H. Belo Corporation.”

FOURTH. That the executed Merger Agreement is on file at the office of the Surviving Corporation at 1954 Commerce Street, Dallas, Texas 75201.

FIFTH. That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SIXTH. Pursuant to Section 252(d) of the DGCL, the Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the DGCL, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State is as follows: 1954 Commerce Street, Dallas, Texas 75201.

SEVENTH. That this Certificate of Merger shall be effective on June 29, 2018 at 8:05 a.m. Eastern Time.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer on June 29, 2018.

A. H. BELO TEXAS, INC.

By:	/s/ Christine E. Larkin
Name: Christine E. Larkin
Title: Senior Vice President/General Counsel and Secretary